Exhibit 10.1

Effective May 26, 2009, each of the following executive officers has agreed to modify their existing employment agreements as follows:

a.                               Frank Basirico, Jr., Chief Executive Officer

(i)       10% annual base salary reduction from $290,000 to $261,000; and

(ii)      forego receipt of a 50,000 share stock option (agreed upon with the Bank but not yet implemented)

b.                              Martin E. Plourd, President/Chief Operating Officer

(iii)     10% annual base salary reduction from $250,000 to $225,000; and

(iv)      forego receipt of a 50,000 share stock option

Effective May 26, 2009, the following agreements were terminated at the request of each officer/party to his respective agreement.

Officer/Party	Agreement Terminated

James W. Andrews SEVP/Chief Credit Officer	Executive Supplemental Compensation Agreement effective as of December 29, 2006, as amended, that provided for $100,000 per year for 15 years at age 65.

Frank Basirico, Jr. Chief Executive Officer	Executive Supplemental Compensation Agreement effective as of December 29, 2006, as amended that provided for $100,000 per year for 15 years at age 65.

Martin E. Plourd	Executive Supplemental Compensation Agreement President/Chief Operating Officer effective as of December 29, 2006, as amended that provided for $100,000 per year for 15 years at age 65.

These agreement terminations, along with the termination of other supplemental compensation agreements with other officers of the Bank, will add approximately $818,000 (less applicable taxes) to the Bank’s capital and will cause the accrual of approximately $364,000 (without consideration of any tax consequences) per year to cease.